UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 30, 2011
Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-12173	36-4094854

(Commission File Number)	(I.R.S. Employer Identification No.)

30 South Wacker Drive, Suite 3550, Chicago, Illinois	60606

(Address of Principal Executive Offices)	(Zip Code)
(312) 573-5600

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 30, 2011, the Compensation Committee of the Board of Directors of Navigant Consulting, Inc. (the “Company”), together with the other independent members of the Board of Directors, modified the terms of the restricted stock awards granted to the Company’s executive officers on March 15, 2011 to include performance-based vesting conditions for that portion of the award which would have otherwise vested on the second and third anniversaries of the grant date. The performance-based vesting conditions are linked to the Company’s annual total shareholder return, relative to the Commercial and Professional Services Global Industry Classification Standard industry group, for the 2012 and 2013 fiscal years. As modified, the portion of these restricted stock awards that were scheduled to vest on the second and third anniversaries of the grant date, will vest if and only to the extent the Company’s total shareholder return meets or exceeds specified targets. All other terms of the restricted stock awards remain unchanged.
     The foregoing description of the modification of the restricted stock awards is qualified in its entirety by reference to the full text of the form of Amendment No. 1 to Restricted Stock Award Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
     In addition, on August 30, 2011, the Compensation Committee, together with the other independent members of the Board of Directors, approved supplemental terms that apply to the performance goals established at the beginning of the year for the 2011 annual incentive plan for the Company’s executive officers to enhance the formulaic nature of the plan. The plan provides for cash incentive awards based on the achievement by the Company and each individual officer of certain pre-established performance goals. The performance goals with respect to the Company are based on the Company’s 2011 financial and operating plan established at the beginning of the year. Achievement of the Company performance goals will be measured against certain specified targets with respect to consolidated total revenues, EBITDA (or earnings before interest, taxes, depreciation and amortization), net income and earnings per share, each as adjusted (as applicable) to exclude the effect of unusual and non-recurring charges, such as severance expense and real estate restructuring costs. The Company performance goals will be weighted 70% in the award calculation (with equal weight given to each financial performance goal). Each financial performance goal is comprised of threshold, target and maximum performance levels. If the threshold performance level for a particular financial performance goal is not achieved, no amount will be paid for that performance goal. The individual qualitative performance goals, which vary by executive officer and generally relate to strategic and operating initiatives at the Company, will be weighted 30% in the award calculation.
     Based on actual Company and individual performance, awards payable to an executive officer under the 2011 annual incentive plan may range from 0 to a maximum cap of 200% of his or her annual target incentive award, which is expressed as a percentage of the executive officer’s base salary (100% in the case of Mr. Goodyear and Ms. Howard, 65% in the case of Mr. Nardi and 50% in the case of Ms. Weed). The Compensation Committee will certify the achievement of the performance goals after the close of the 2011 fiscal year prior to the payment of any awards under the plan. The Compensation Committee retains sole and absolute discretion to reduce the amount of any award otherwise payable under the plan or to decide that no award should be paid to an executive officer under the plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
     Exhibit No.

10.1	Form of Amendment No. 1 to Restricted Stock Award Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: September 1, 2011	By:	/s/ Monica M. Weed Name: Monica M. Weed
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Amendment No. 1 to Restricted Stock Award Agreement.

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